Exhibit 99.1

For Release May 23, 2007

StanCorp Financial Group, Inc. Announces New Share Repurchase Program

PORTLAND, Ore., — May 23, 2007 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced today that its board of directors has authorized a repurchase program for up to 6 million shares of StanCorp common stock.

The repurchase plan was adopted in connection with the offering of Fixed-to-Floating Rate Income Capital Obligation Notes® (“ICONS”) due 2067 with purchases under the plan to commence after the closing of the sale of the ICONS. The new repurchase program will be effected in the open market or in negotiated transactions through December 31, 2008 and replaces StanCorp’s existing share repurchase program, which had approximately 1.2 million shares remaining. Under the previously authorized plan, StanCorp repurchased 1.8 million shares from December 2005 through May 2007 at an average volume-weighted price of $46.46 per share.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Investment Advisers, StanCorp Equities, StanCorp Trust Company, StanCorp Real Estate and StanCorp Mortgage Investors — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of March 31, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

Telephone: (971) 321-7051

E-mail: ttozer@standard.com